Exhibit 3.1
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

GLOBAL DIVERSIFIED INDUSTRIES, INC.

2. The articles have been amended as follows (provide article numbers, if available):

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
GLOBAL DIVERSIFIED INDUSTRIES, INC.

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GLOBAL DIVERSIFIED INDUSTRIES, INC., a Nevada corporation (the "Corporation"), pursuant to the provisions of Nevada Revised Statutes 78.385 and 78.390, hereby emends its Articles of Incorporation as fellows:

1.       The Articles of Incorporation of the Corporation (Nevada Secretary of State Corporate Number C8500-1990), are hereby amended by deleting the present form of Articles IV in its entirety and by substituting, in lieu thereof, the following:

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2.       The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is:

3.       Effective date of filing (optional):                                                               2/20/08
 (must not be later than 90 days after the certificate is filed)

4.       Officer Signature (Required):                                                          /s/ Phillip Hamilton, CEO

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

CERTIFICATE OF AMENDMENT TO THE
ARTICLES OF INCORPORATION OF
GLOBAL DIVERSIFIED INDUSTRIES, INC.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

GLOBAL DIVERSIFIED INDUSTRIES, INC., a Nevada corporation (the “Corporation”), pursuant to the provisions of Nevada Revised Statutes 78.385 and 78.390, hereby amends its Articles of Incorporation as follows:

1. The Articles of Incorporation of the Corporation (Nevada Secretary of State Corporate Number C8500-1990), are hereby amended by deleting the present form of Articles IV in its entirety and by substituting, in lieu thereof, the following:

“ARTICLE IV - STOCK

The maximum  number of shares of stock that this Corporation is  authorized to have  outstanding  at any one  time is  two billion seven hundred fifty million (2,750,000,000) shares.  Of such  shares, two billion seven hundred million (2,700,000,000) shares shall be common stock having a  par value of $.001 per share. The remaining shares, one hundred fifty million (150,000,000) shares, shall be shares  of  preferred  stock, with a  par value  $.001 per  share.  The preferred stock may be issued from time to time by authorization of the Board of Directors of the  Corporation with such rights,  designations,  preferences and other terms as the Board of Directors shall determine from time to time.”

2.           The Articles of Incorporation of the Corporation (Nevada Secretary of State Corporate Number C8500-1990), are hereby amended by adding the following Articles:

“ARTICLE XII - CONTROL SHARES

The Provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive, related to the acquisitions of controlling interests in a corporation shall not apply to the Corporation.”

3. This Certificate of Amendment has been duly adopted in accordance with the provisions of Nevada Revised Statutes.  This Certificate of Amendment was approved by the Board of Directors of the Corporation and was adopted by more than 50% of the shares outstanding.  The shareholders and Board of Directors of the corporation executed a written action, dated effective February 20, 2008, manifesting their intention that the amendment be adopted.

4. This Certificate of Amendment shall become effective as of the close of business on the date this Certificate of Amendment is approved by the Nevada Secretary of State and all filing fees then due have been paid, all in accordance with the corporation laws of the State of Nevada.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on February 20, 2008.

GLOBAL DIVERSIFIED INDUSTRIES, INC., a Nevada corporation

By:  /s/ Philip Hamilton
/s/ Pres, President

Certificate of Correction
(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 88, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

GLOBAL DIVERSIFIED INDUSTRIES, INC.

2. Description of the original document for which correction is being made:

CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION, EXECUTED ON 2/20/08

3. Filing date of the original document for which correction is being made:  2-21-08

4. Description of the inaccuracy or defect.

“ARTICLE IV - STOCK. The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is two billion seven hundred fifty million (2,750,000,000) shares.  Of such shares, two million (2,700,000,000) shares shall be common stock having a par value of $.001 per share.  The remaining shares, one hundred fifty million (150,000,000) shares, shall be shares of preferred stock, with a par value of $.001 per share.  The preferred stock may be issued from time to time by authorization of the Board of Directors of the Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.”

5. Correction of the inaccuracy of defect.

“ARTICLE IV - STOCK.  The maximum number of shares of stock that this Corporation is authorized to have outstanding at any one time is two billion seven hundred fifty million (2,750,000,000) shares.  Of such shares, two billion seven hundred thirty six million five hundred thousand (2,736,500,000) shares shall be common stock having a par value of $.001 per share.  The remaining shares, thirteen million five hundred thousand (13,500,000) shares, shall be shares of preferred stock, with a par value $.001 per share.

The preferred stock may be issued from time to time by authorization of the Board of Directors of the Corporation with such rights, designations, preferences and other terms as the Board of Directors shall determine from time to time.”

6. Signature:

/s/ Phillip Hamilton                                                                President                                               2/22/08
Authorized Signature                                                                         Title*                                                    Date

*If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited-Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner, a Limited-Liability Partnership; by a Managing Partner, a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.